RAM Holdings Ltd. Announces Second Quarter Net Income of $126.3 Million; Provides Certain Proforma Information Relating to Syncora Guaranty Re Commutation

HAMILTON, Bermuda, August 15, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported second quarter 2008 net income of $126.3 million, or net income of $4.63 per diluted share. This compares to net income of $9.1 million, or $0.33 per diluted share, for the second quarter 2007. The increase for the second quarter 2008 is attributable to the following:

Unrealized mark-to-market gains on credit derivatives of $151.5 million, or $5.56 per basic and diluted share, resulting from the following:
Increase in gross mark-to-mark losses on credit derivatives of $61.7 million in the quarter due to further deterioration in collateralized debt obligations of asset-backed securities (ABS CDOs)
Increase in the FAS 157 adjustment for RAM’s own non-performance risk of $213.2 million
The net unrealized gain was offset by an increase in loss and loss adjustment expenses of $45.8 million, relating primarily to continuing deterioration in the performance of residential mortgage-backed securities (“RMBS”).

An operating loss, a non-GAAP financial measure which is unaffected by the non-operating gains or losses (see explanation of Non-GAAP Financial Measures), of $116.2 million, or $(4.26) per diluted share, was recorded compared to operating income of $9.1 million, or $0.33 per diluted share in the second quarter 2007. The operating loss resulted primarily from an increase in credit impairments1 associated with ABS CDOs of $86.7 million during the second quarter of 2008, the majority which was subsequently commuted.

Commenting on financial results, RAM Chief Executive Officer Vernon M. Endo noted that, “The residential mortgage market continued to deteriorate in the second quarter resulting in increased reserves and CDS impairments in the quarter. Consistent with many financial guaranty insurance companies our reported net income of $126.3 million for the quarter largely resulted from a net unrealized gain recorded on our credit derivatives of $151.5 million. This gain included a positive adjustment of $213.2 million which related directly to the widening of RAM Re’s estimated credit spread during the quarter. As we have said in the past we expect CDS unrealized fair value gains and losses to net to zero at contract maturity absent impairments.”

“While our recent downgrades from S&P and Moody’s are disappointing we made significant progress in improving the risk profile of the Company subsequent to quarter end by commuting about $1.0 billion of troubled 2005-2007 vintage RMBS and ABS

CDOs. Recent ratings actions in the industry have caused significant uncertainty. We remain focused, however, on improving our capital position by prudently reducing high capital charge segments of our insured portfolio and writing well-priced business with our two remaining treaty customers.”

Subsequent Event

On July 25, 2008, RAM entered into a Commutation Agreement with Syncora Guaranty Re (formerly XL Financial Assurance Ltd.) (“XLFA”) to commute all business assumed by RAM back to XLFA for a payment of $94.4 million, which included unearned premiums net of ceding commissions of $8.6 million. On a proforma basis, giving effect to the commutation transaction, as of June 30, 2008 the Company would have recorded additional net income of $22.8 million which would have resulted in the Company having total shareholders’ equity calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) of approximately $203.7 million and retained earnings of ($31.1) million versus the $180.9 million and ($53.9) million, respectively, actually reported as at June 30, 2008. The proforma shareholders’ equity and retained earnings include assumptions based on the commutation agreement and the related transaction and will be recorded in the quarter ending September 30, 2008. There can be no assurance that the Company's assumptions will not differ materially from the ultimate treatment or impact of the aforementioned transactions.

The commutation transaction reduced the par amount of RAM’s insured portfolio by $3.5 billion of which $711 million related to 2005 - 2007 vintage ABS CDOs (all structured as credit derivatives) and $280 million of 2005 - 2007 vintage RMBS. At June 30, 2008, the commuted portfolio accounted for:

XLFA Commutation	6/30/08	XLFA	XLFA	Proforma
($ millions)		Effect	%	Giving Effect
				for the XLFA
				Commutation

Derivative Liability	$195.5	$78.6	40.2%	$116.9
Credit Impairments[1]	$143.5	$120.0	83.6%	$23.5
Loss Reserves	$123.0	$30.4	27.6%	$92.6

Par Outstanding:
ABS CDOs with credit	$820.3	$659.7	80.6%	$160.6
impairments
US RMBS with case reserves	$944.5	$170.7	18.1%	$773.8

Income Statement effect:
Net Income	$126.3	$22.8		$149.1
Operating (Loss)/Income	($116.2)	$64.6		($51.6)

On a proforma operating basis, RAM paid $94.4 million which removed June 30, 2008 balances of (i) $30.4 million in case reserves, (ii) $119.9 million in credit impairments on ABS CDOs and (iii) $8.6 million of unearned premiums, net of ceding commission, which would have resulted in a reduction of the reported operating loss by $64.6 million.

Gains on Credit Derivatives

Net unrealized gains on credit derivatives amounted to $151.5 million for the second quarter of 2008 compared to an immaterial unrealized loss for the second quarter of 2007. The unrealized gain resulted primarily from RAM Re’s estimate of its non-performance risk, which considers an estimated credit spread for RAM Re (as there are no observable credit spreads in the market for RAM Re), which widened considerably in the quarter. The adjustment for RAM Re’s own non-performance risk was offset by ratings downgrades and spread changes on ABS CDOs. RAM is required to comply with Statement of Financial Accounting Standard No 157 “Fair Value Measurements” (“FAS 157”), which requires the Company to adjust for its own non-performance risk when measuring the fair value of its derivative liabilities. The effect of the change in RAM Re’s risk of non-performance can result in large variations in the credit derivative liability quarter-on-quarter, which is based on how the market perceives RAM Re’s creditworthiness. The effect of the FAS 157 adjustment for RAM’s credit worthiness resulted in a positive adjustment of $213.2 million to the net mark-to-market charge during the second quarter of 2008. Gross unrealized losses, prior to the effect of the FAS 157 non-performance risk adjustment, were $516.3 million of which $143.5 million represents credit impairments, a non-GAAP measure, primarily resulting from adverse developments in ABS CDOs, including the subsequently commuted XLFA ABS CDOs of $119.9 million. The balance of the unrealized gains/losses on credit derivatives, in the absence of further credit impairments, are expected to net to zero over the remaining life of the insured credit derivatives. The unrealized gains, except for credit impairments, do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance.

Loss Reserve Activity

In the second quarter, RAM increased net case basis loss reserves (loss reserves for probable and estimable losses) to $90.5 million, an increase of $40.4 million in the second quarter and $61.9 million year to date. The $90.5 million includes $30.4 million of loss reserves associated with the subsequently commuted XLFA RMBS policies. The increase in case reserves relates primarily to home equity line of credit (HELOC), Alt-A, and closed-end second-lien (CES) transactions that have continued to underperform. Total net claims paid during the second quarter and year to date amounted to $16.1 million and $23.2 million, respectively, and related primarily to RMBS policies.

Case reserves and unallocated reserves for all RMBS exposures amounted to $88.7 million and $21.4 million, respectively at June 30, 2008, and represents 90% of RAM’s total loss reserves. Additionally, gross credit impairments, a non-GAAP measure, on ABS CDOs amounted to $143.5 million, an increase of $86.7 million in the quarter, which are included in derivatives liabilities net of RAM’s FAS 157 creditworthiness adjustment.

Adjusted Premiums Written

RAM reported adjusted premiums written, a measure of business production, of $6.0 million for the second quarter of 2008, which represents an 86% decrease over the comparable quarter in 2007. Year-to-date adjusted premiums written were $47.3 million compared to $70.5 million for the same period in 2007, a decrease of 33%. RAM expects new business production will be minimal for the remainder of 2008 because RAM’s two remaining treaty customers are on review for downgrade by Moody’s and there is minimal activity in the industry.

Net adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Adjusted premiums written by product line are provided in the table below:

(in $ millions)	2nd Quarter			Year-to-Date
			%			%
	2008	2007	change	2008	2007	change
U.S. Public Finance	1.9	17.8	-89%	13.1	27.4	-52%
U.S. Structured Finance	1.9	10.5	-82%	21.0	15.6	35%
U.S. Total	3.8	28.3	-87%	34.1	43.0	-21%

International Public Finance	-	11.7	-100%	5.2	18.7	-72%
International Structured Finance	2.2	3.6	-39%	8.0	8.8	-9%
International Total	2.2	15.3	-86%	13.2	27.5	-52%

Net Adjusted Premiums Written	6.0	43.6	-86%	47.3	70.5	-33%

Net adjusted premiums written declined approximately 86% compared to prior year second quarter, primarily the result of reinsuring business from only two ceding companies that are currently writing business. Public finance net adjusted premiums for the quarter were $1.9 million, 94% below the $29.5 million for the second quarter of 2007. Structured finance adjusted premiums declined by $10.0 million, or 71%, to $4.1 million from $14.1 million in 2007. Following recent strategy announcements by RAM’s ceding companies, RAM believes that only Assured Guaranty intends to insure structured finance transactions for the foreseeable future, and therefore we expect to receive minimal cessions of structured finance transactions for the remainder of 2008.

Net Income/(Loss) and Operating (Loss)/Income

Net income/(loss) was $126.3 million and ($63.2) million for the quarter and six months ending June 30, 2008. While net income/(loss) and net income/(loss) per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because the Company’s management and Board of

Directors, as well as many research analysts and investors, evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments, gains or losses on credit derivatives, and unrealized gains on other financial instruments, and adds back credit impairments on credit derivatives. Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as “core” earnings.

During the second quarter, net unrealized gains on derivatives and other financial instruments totalled $151.5 million, or $5.56 per diluted share. Refundings offset the further increased net income by $6.3 million or $0.23 per diluted share. The following table provides comparisons of operating earnings and core earnings for the 2008 and 2007 second quarter and year to date:

Earnings/(Loss) Per Diluted Share	Second Quarter		Year to date
	2008	2007	2008	2007
Net (loss)/income per diluted share	$4.63	$0.33	$(2.32)	$0.86
Effect of net investment (gains)/losses	(0.02)	-	0.01	-
Effect of net financial instrument
unrealized (gains)/losses	(8.87)	-	(3.27)	-
Operating (loss)/earnings	$(4.26)	$0.33	$(5.58)	$0.86
Effect of refundings	(0.23)	(0.06)	(0.25)	(0.13)
Core (loss)/earnings	$(4.49)	$0.27	$(5.83)	$0.73

Note: Operating and core (loss)/earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

Summary of Operating Results

Net premiums written in the second quarter totaled $(0.2) million, $28.0 million, or 101%, below the $27.8 million of net premiums written in the second quarter of 2007. Included in the decrease in net premiums written for the quarter is $10.2 million of premium returned on certain policies commuted with two of our ceding companies. Total par outstanding on such commuted policies was $1 billion. The balance of the decrease is the result of a decline in the amount of cessions from our current customers and a reduction in the number of quota share treaty customers from six to two. For the first six months of 2008, net premiums written of $16.5 million were $32.0 million, or 66%, below the $48.5 million in the first six months of 2007. The Company currently has one retrocessional agreement in place and during the first six months of 2008 ceded premiums of $1.0 million pursuant to that agreement, compared to $nil in the comparable period in 2007.

Earned premiums in the quarter of $19.5 million were 63% greater than the $12.0 million earned in the second quarter of 2007. By eliminating accelerated premiums from refundings of $9.0 million from total earned premiums, "core" earned premiums in the second quarter were comparable to the 2007 period. For the first six months of 2008, earned premiums were $32.7 million, 33% more than the $24.6 million in 2007, or a 9% increase after excluding accelerated premiums from refundings of $9.6 million and $3.5 million, respectively. Additionally, earned premiums for the second quarter and first six months of 2008 reflect a reduction of $1.8 million as a result of the commutations finalized in the quarter, discussed previously under net premiums written above.

Net change in fair value of credit derivatives was $154.2 million in the quarter, $153.0 million more than the $1.2 million in the second quarter of 2007. Net change in fair value of credit derivatives for the second quarter of 2008 and 2007 primarily related to $151.5 million and immaterial unrealized gains/(losses) on derivatives, respectively, and $2.7 million and $1.2 million of realized gains, respectively. The gain on the credit derivatives related primarily to a widening of RAM Re’s estimated spread. In compliance with the requirements of FAS 157, the Company considered its own non-performance risk when measuring the fair value of its derivative liability. The effect of this requirement was a reduction in the Company’s derivative liability of approximately $323.7 million at June 30, 2008. Of the gross unrealized losses on credit derivatives, $143.5 million relates to gross credit impairments, a non-GAAP measure, (including $120.0 million of impairments on the subsequently commuted XLFA ABS CDOs). For the first six months of 2008 and 2007, net change in fair value of credit derivatives were ($9.5) million and $2.1 million, respectively.

Net investment income for the quarter was $8.3 million, 1% below the $8.4 million recorded in the second quarter of 2007. For the first six months, investment income of $16.5 million was $0.5 million, or 3% greater than the comparable period in 2007. The growth in investment income in 2008 over the prior year is the result of a 10% increase in cash and invested assets compared to second quarter 2007, offset by a decrease in book yield from 5.10% to 4.85% . The increase is primarily related to additional cash flow from operations which resulted from the increase in premiums written for the past four quarters. Realized gains (losses) on investments were $0.7 million and $(0.2) million in the second quarter and year to date 2008, respectively, compared to immaterial losses for the comparable 2007 periods. During the first six months of 2008, we realized losses of $1.3 million relating to an “other than temporary” impairment on one security that is backed by subprime RMBS. We have two other investments with subprime exposure with a fair value of $0.3 million, but we do not believe these two subprime investments to be impaired. Subsequent to June 30, 2008, we paid $94.4 million from proceeds of sales on the investment portfolio resulting in a net gain of $0.2 million, which included $0.5 million of investments that were in a loss position as at June 30, 2008.

Losses and loss adjustment expenses were $45.8 million in the 2008 second quarter, contributing to a loss ratio of 235.0% . This loss ratio is the result of an increase of $29.6 million in loss reserves net of recoverables due to the adverse development on the Company’s exposure to insured transactions with RMBS exposures (HELOCs, Alt-A, and CES transactions). This compares to $0.9 million of incurred losses in the comparable 2007 period. Loss and loss adjustment expenses for the first six months of 2008 was $83.3 million compared to immaterial recoveries for comparable 2007 period.

Acquisition expenses of $6.8 million in the second quarter are closely related to earned premiums. The second quarter 2008 ratio of acquisition expenses to earned premium was 34.8% compared to 36.4% for the second quarter 2007. Second quarter operating expenses of $4.0 million were $0.3 million, or 8.1% above the level in the second quarter of 2007. The increase was due to additional expenses relating to our D&O insurance coverage and increased legal and audit expenses. Combining acquisition and operating expenses as a percentage of earned premiums, RAM's total expense ratio was 55.3% in the second quarter of 2008 compared to 66.8% in the second quarter of 2007.

Interest expense of $3.5 million in both the second quarter of 2008 and 2007, includes dividends on the preference shares issued by the Company of $2.8 million and interest on long term debt of $0.7 million.

Balance Sheet

Total assets of $864.7 million at June 30, 2008 were $4.5 million, or 0.5%, above the level at year-end 2007. Shareholders' equity of $181.0 million is ($71.4) million or, 28.3%, below the level at December 31, 2007, which relates to increased losses on RMBS policies and changes in fair value of credit derivatives from the continued deterioration of ABS CDOs. Book value per share is $6.64, a decrease of 28.3% from year-end 2007. Operating book value and adjusted operating book value per share, non-GAAP measures, were $6.97 and $18.92 at June 30, 2008, a decrease of 45.8% and 21.7%, respectively, from year-end 2007.

Cash available at the holding company amounted to $6.2 million at June 30, 2008, which represents debt service and funds available for non-mandatory preferred dividends of the holding company for the remainder of 2008. RAM expects to dividend the amount needed for holding company obligations in 2009 in late 2008 or early 2009, subject to Board determination in accordance with Bermuda law restrictions as described in our Form 10-K.

Ratings Actions

The following rating agency actions have been taken with respect to RAM during the second quarter and subsequent to the June 30, 2008.

On June 4, 2008, Standard & Poor’s (S&P) announced a downgrade to AA from AAA, with a negative outlook. On August 7, 2008, Moody’s downgraded RAM to A3 from Aa3, which is on review for a downgrade. These downgrades negatively affect the value of our reinsurance to our primaries to the extent of any decrease in rating agency credit for our reinsurance. As a result of the downgrades, unless rating agency capital credit is maintained, the primaries have the right to increase the applicable ceding commissions, which is based on the decrease in capital credit provided to the ceding companies for our reinsurance. Currently, S&P has a matrix of capital credit provided to ceding companies while Moody’s is working on a matrix to identify capital credit for ceding companies that are rated below Aaa. In addition to an increase in ceding commission, the ceding companies may have the right to terminate their treaties with us and recapture their existing business with us. We cannot assure you that RAM’s financial strength ratings will remain in effect for any given period of time or that a rating will not be further downgraded by a rating agency.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses, unrealized gains on other financial instruments, and unrealized gains or losses on credit derivatives, exclusive of any credit impairments. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company's results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period (inclusive of premiums on credit default swaps). Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from insurance business reinsured in prior periods.

Operating Book Value per share: The Company believes the presentation of operating book value per share to be useful because it gives a measure of the value of the Company, excluding non-operating items of unrealized gains and losses on (a) other financial instruments and (b) credit derivatives. We derive operating book value by beginning with GAAP book value and adding back (i) the fair value of other financial instruments and (ii) the derivative asset or liability excluding the impact of credit impairments and unearned premiums on credit derivatives.

Credit Impairments (1) : Management measures and monitors credit impairments on the Company’s credit derivatives, which are expected to be paid out over the term of the credit default swap policies. The credit impairments are a non GAAP metric reported as management believes this information to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Management considers our credit derivative policies as a normal extension of our financial guarantee business and reinsurance in substance.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at June 30, 2008 and December 31, 2007
(dollars in thousands)

	June 30, 2008	Dec 31, 2007
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $692,684 and $685,645)	$694,842	$696,533
Cash and cash equivalents	13,849	12,326
Restricted cash	5,549	8,178
Accrued investment income	6,309	6,465
Premiums receivable	1,134	3,645
Recoverable on paid losses	952	1,808
Deferred policy acquisition costs	87,381	87,304
Prepaid reinsurance premiums	3,406	2,663
Other receivables	4,000	-
Deferred expenses	1,671	1,753
Prepaid expenses	2,031	195
Other financial instruments (at fair value)	40,250	35,330
Other assets	3,362	4,065
Total Assets	$864,736	$860,265

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$123,002	$63,798
Unearned premiums	224,495	239,957
Reinsurance balances payable	19,385	539
Accounts payable and accrued liabilities	2,515	3,463
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares -
75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	693	693
Derivative liabilities	195,510	180,589
Other liabilities	3,183	3,913
Total Liabilities	683,783	607,952
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000;	2,725	2,724
Issued and outstanding shares -27,251,404 shares at June 30,
2008 and 27,238,976 at December 31, 2007
Additional paid-in capital	229,957	229,379
Accumulated other comprehensive income	2,158	10,888
Retained (deficit)/earnings	(53,887)	9,322
Total Shareholders' Equity	180,953	252,313

Total Liabilities and Shareholders' Equity	$864,736	$860,265

RAM Holdings Ltd.
Consolidated Statements of Operations
(unaudited)
For the three and six months ended June 30, 2008 and 2007
(dollars in thousands except share and per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenues
Gross premiums written	$(161)	$27,797	$17,485	$48,511
Ceded premiums	(22)	-	(1,021)	-
Net premiums written	$(183)	$27,797	$16,464	$48,511

Change in unearned premiums	19,654	(15,752)	16,205	(23,957)

Premiums earned	19,471	12,045	32,669	24,554

Change in fair value of credit derivatives
Realized gains and other settlements	2,712	1,172	5,326	2,181
Unrealized gains (losses)	151,535	(8)	(14,849)	(39)
Net change in fair value of credit derivatives	154,247	1,164	(9,523)	2,142
Net investment income	8,320	8,404	16,532	16,050
Net realized gains (losses) on investments	665	(8)	(247)	(8)
Net unrealized gains on other financial instruments	3,580	-	4,920	-
Total revenues	186,283	21,605	44,351	42,738
Expenses
Losses and loss adjustment expenses	45,752	935	83,280	(80)
Acquisition expenses	6,768	4,381	11,387	8,802
Operating expenses	3,997	3,668	8,705	6,388
Interest expense	3,506	3,505	4,188	4,188
Total expenses	60,023	12,489	107,560	19,298

Net Income/(Loss)	$126,260	$9,116	$(63,209)	$23,440

Net income/(loss) per common share:
Basic	$4.63	$0.33	$(2.32)	$0.86
Diluted	4.63	0.33	(2.32)	0.86
Weighted-average number of common shares outstanding:
Basic	27,250,453	27,234,284	27,246,885	27,236,027
Diluted	27,250,453	27,391,901	27,246,885	27,372,945

Operating (Loss)/Earnings
Net income/(loss)	$126,260	$9,116	$(63,209)	$23,440
Less: Realized (gains) losses on investments	(665)	8	247	8
Less: Unrealized (gains) losses on credit derivatives	(151,535)	8	14,849	39
Add back: Credit impairment on derivatives	(86,659)		(99,049)
Less: Unrealized gains on other financial instruments	(3,580)	-	(4,920)	-

Operating (Loss)/Earnings	$(116,179)	$9,132	$(152,082)	$23,487

Net income/(loss) per diluted share	$4.63	$0.33	$(2.32)	$0.86
Less: Realized (gains) losses on investments	(0.02)	0.00	0.01	0.00
Less: Unrealized (gains) losses on credit derivatives	(5.56)	0.00	0.55	0.00
Add back: Credit impairment on derivatives	(3.18)	-	(3.63)	-
Less: Unrealized gains on other financial instruments	(0.13)	-	(0.18)	-
Operating (loss)/earnings per diluted share	$(4.26)	$0.33	$(5.58)	$0.86

Operating Book Value	30-Jun-08	31-Dec-07
Shareholders' Equity (Book Value)	180,953	252,313
Derivative Liability (Asset) (3)	192,566	177,717
Add back credit impairments on derivatives	(143,462)	(44,413)
Fair value of other financial instruments	(40,250)	(35,330)
Operating book value per share	6.97	12.86
Unearned premiums (1)	227,439	242,829
Prepaid reinsurance premiums	(3,406)	(2,663)
Deferred Acquisition Costs	(87,381)	(87,304)
Present Value of Installment Premiums (2)	191,325	165,644
Unrealized Gains (Losses) on Investments	(2,158)	(10,888)
Adjusted Operating Book Value Per Share	$18.92	$24.15

(1)	Includes balances relating to credit derivatives
(2)	At June 30, 2008 and December 31, 2007, the discount rate was 2.65% and 4.26%, respectively.
(3)	Excludes balances relating to credit derivative unearned premiums

Reconciliation of GAAP Net Premiums Written to Net Adjusted Premiums Written:

	2nd Quarter		Year-to-Date
	2008	2007	2008	2007

Net Par Written	$472,701	$3,488,867	$4,756,676	$2,334,267

GAAP Net Premiums Written	$(183)	$27,797	$16,464	$48,511
Add: Commutation of premiums (4)	10,225	-	10,225	-
Add: Net Premiums Written on CDS (3)	3,760	2,042	7,681	3,486
Total Net Premiums Written	$13,802	$29,839	$34,370	$51,997
Less: Net Installment Premiums Written	12,449	8,956	23,904	16,645
Net Upfront Premiums Written	1,353	20,883	10,466	35,352
Plus: PV of Installment
Net Premiums Written	4,670	22,696	36,790	35,106

Net Adjusted Premiums Written	$6,023	$43,579	$47,256	$70,458

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm

RAM Holdings Ltd., Hamilton
Ted Gilpin, 441-298-2107
tgilpin@ramre.bm